Exhibit 10.2
Since 1897
December 19, 2008
Mr. Timothy Smucker
The J.M. Smucker Company
Strawberry Lane
Orrville, OH 44667-0280
Dear Tim:
     The purpose of this letter agreement, together with the identical agreement that your brother is signing separately, is to preserve the value of your family’s historical involvement in the business and affairs of the Company in the event of your Separation from Service. Accordingly, this Agreement evidences your commitment to maintain your public representations of the Company for at least three years after Separation from Service, in consideration for the compensation described below, subject to the terms and conditions set forth in this Agreement. This letter agreement is a complete amendment and restatement, effective as of January 1, 2005, of the letter agreement between you and the Company dated May 1, 2002, and brings that agreement into compliance with the provisions of Internal Revenue Code Section (“IRC §”) 409A. Terms not defined herein will have the definitions set forth in Appendix I attached hereto and incorporated herein.
     1. General. If you Separate from Service with the Company under any circumstances other than those described in Section 3, so long as you comply with Section 2, you will be entitled to receive the following compensation during the Service Period.
     (a) Salary. Your salary will continue at the rate in effect on the date of your Separation from Service, payable at the same times and in the same amounts as if you had not Separated from Service, but in all events within two and one-half months after the end of the calendar year in which the right to the salary vests.
     (b) Bonus. Each time the Company pays annual bonuses to its executives during the Service Period, you will receive a lump sum payment equal to one-half of the annual target award most recently approved for you by the Executive Compensation Committee under the Company’s Management Incentive Plan, payable in all events within two and one-half months after the end of the calendar year in which the right to the bonus vests.
     (c) Options and Restricted Shares. All stock options you hold under any equity incentive plan of the Company will immediately vest and all restricted shares you hold under any equity incentive plan of the Company will continue to vest during the Service Period pursuant to the vesting schedule set forth in the agreements governing the restricted shares.
The J. M. Smucker Company • Strawberry Lane • Orrville, Ohio 44667
Telephone (330) 682-3000 • Fax (330) 684-3370 • www.smuckers.com

     (d) Benefits. You and your eligible dependents will be entitled to receive those benefits and perquisites under all welfare benefit plans of the Company, including, without limitation, medical insurance and life insurance, but excluding stock options, restricted shares or other equity-based benefits, for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Executive Compensation Committee (the “Standard Executive Benefits Package”).
     2. Public Representation. During the Service Period, you will continue to represent the Company publicly in accordance with the wishes of the Board of Directors, and you will take such other actions as the Board or its designee may reasonably request in order to ensure the continued identification of your family and its values with the Smucker’s brand. Without limiting the generality of the foregoing, during the Service Period you will:
     (a) attend the Annual Meeting,
     (b) participate in employee events,
     (c) appear at promotional events,
     (d) authorize the exclusive use of your name, persona and likeness throughout the Service Period, and thereafter, insofar as your name, persona or likeness is embodied in publicity, advertising or other marketing materials used by the Company at any time before the end of the Service Period,
     (e) participate in high-level meetings with customers and prospective customers of the Company, and
     (f) represent the Company to its other constituents and the communities in which the Company operates, as appropriate.
     3. Certain Terminations. If your employment terminates because of your death, Disability or Retirement (as defined in Section 3(c)), or if you have an Involuntary Separation from Service (as defined in Section 3(d)), your compensation will be governed by this Section 3.
     (a) Disability. If your employment terminates on account of your having become Disabled , (i) you will be entitled to receive the benefits you would have received during the Service Period as described in Sections 1(a), (b) and (d) for a period of three years beginning, because you are a Specified Employee, six months after the date on which you Separate from Service due to Disability, (ii) all stock options and restricted shares granted to you under any equity incentive plan of the Company will immediately vest, (iii) you will commence receiving your Monthly Retirement Benefit (as defined in the Company’s Top Management Supplemental Retirement Benefit Plan (May 1, 1999 Restatement) (the “SERP”)) under the SERP as of the third anniversary of your Disability, and the Monthly Retirement Benefit will be calculated without regard to the early retirement reduction factors described in Section 2.2 of the SERP, regardless of whether you have reached your Normal Retirement Date (as defined in the SERP), (iv) you will be entitled to receive within two and one-half months of the date on which you

Separate from Service due to Disability any salary which has accrued but is unpaid and any reimbursable expenses which have been incurred but are unpaid, and (v) you will be entitled to any option rights, restricted stock or other equity awards or plan benefits which by their terms extend beyond termination of your employment (but only to the extent provided in any option previously granted to you or any other benefit plan in which you participated as an employee of the Company).
     (b) Death. If your employment terminates on account of your death, your beneficiaries, your dependents or your estate, as the case may be, will be entitled to receive the benefits described in Sections 3(a)(i) through 3(a)(v), except that the payments in Sections 3(a)(i) and (ii) will begin within 90 days of the date of your death.
     (c) Retirement. If you voluntarily Separate from Service other than for Good Cause under circumstances where you are entitled, subject to the six-month delay for Specified Employees to commence receiving your Monthly Retirement Benefit under the SERP (“Retirement”), (i) the Company will pay you, within two and one-half months after the date of Retirement, any salary which has accrued but is unpaid and will reimburse you for any reimbursable expenses which have been incurred but are unpaid, (ii) you will be entitled to any option rights, restricted stock or other equity awards or plan benefits which by their terms extend beyond termination of employment (but only to the extent provided in any option granted to you or any other benefit plan in which you participated as an employee of the Company) and (iii) you will be entitled to receive any benefits to which you are entitled pursuant to the requirements of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended.
     (d) Involuntary Separation from Service. If you have an Involuntary Separation from Service, either because the Company terminates your employment under circumstances that constitute a Separation from Service other than for Disability or for Cause or because you Separate from Service for Good Reason (“Involuntary Separation from Service”), you will be entitled to receive the benefits described in Sections 3(a)(i) through 3(a)(v).
Notwithstanding the foregoing, in no event will you be deemed to have been terminated for “Cause” unless prior to your termination the Company has delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the directors then in office at a meeting of the Board called and held for such purpose, after reasonable notice to you and an opportunity for you, together with your counsel (if you choose to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, you committed an act constituting “Cause” and specifying the particulars of such act in detail. While such a determination will be a condition precedent for the existence of “Cause” for purposes of this Agreement, such a determination will not be determinative or create a presumption that “Cause” in fact exists, and nothing in this Agreement will limit your right or the right of your beneficiaries to contest the validity or propriety of any such determination.
     (e) Involuntary Separation from Service for Good Reason. If you Separate from Service for Good Reason by means of advance written notice to the Company at least 90 days prior to the effective date of such termination identifying such termination as a termination for Good Reason and identifying the Good Reason and the Company fails to remedy the condition constituting the Good Reason within 30 days of the receipt of such notice, you will be entitled to receive the benefits described in Sections 3(a)(i) through 3(a)(v).
     (f) Termination by the Company for Cause. If the Company terminates your employment and you Separate from Service for Cause, you will receive no payments or benefits under this Agreement, and you will be entitled only to receive those payments and benefits to which you would otherwise be entitled under the other plans of the Company as described in Sections 3(c)(i) through 3(c)(iii).
     (g) Interest on Unpaid Amounts. If the Company fails to make any payment or provide any benefit required to be made or provided under this Agreement on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal. This interest will be payable as it accrues on demand. Any change in the prime rate will be effective on and as of the date of such change.
     (h) No Mitigation. You will not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. It is expressly understood that Company’s payment obligations under this Agreement will cease in the event you breach any of your obligations under Sections 4 or 5.
     4. Confidentiality. You acknowledge that the information, observations and data obtained by you while employed by the Company and during the continuance of the Service Period pursuant to this Agreement, as well as those obtained by you while employed by the Company or any of its subsidiaries or affiliates or any predecessor prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries or affiliates or any predecessor (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of your acts or omissions to act, “Confidential Information”) are the property of the Company or such subsidiary or affiliate. Therefore, you agree that, during your employment with the Company and after your Separation from Service, you will not disclose any Confidential Information without the prior written consent of the Board unless and except to the extent that such disclosure is (a) made in the ordinary course of your performance of your duties under this Agreement or (b) required by any subpoena or other legal process (in which event you will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders), and that you will not use any Confidential Information for your own account or any other person or entity’s benefit without the prior written consent of the Board. You will deliver to the Company at the termination of the later of (i) your Separation from Service or (ii) the Service Period, or at any other time the Company may reasonable request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, or to the work product or the business of the Company or any of its subsidiaries or affiliates which you may then possess or have under your control. Nothing in this Section 4 will be deemed to limit or otherwise affect your confidentiality or other similar covenant or obligations imposed on you under any agreement with, or plan or arrangement of, the Company.
     5. Noncompetition, Nonsolicitation.
     (a) You acknowledge that, in the course of your employment with the Company and during the continuance of the Service Period: (i) you will become familiar, and during the course of your employment by the Company or any of its subsidiaries or affiliates or any predecessor prior to the date of this Agreement, you have become familiar, with trade secrets and customer lists of and proprietary information regarding the business of the Company and its subsidiaries and affiliates and predecessors; (ii) such trade secrets and customer lists of and proprietary information regarding the business of the Company and its subsidiaries and affiliates and predecessors are confidential and the exclusive property of the Company; and (iii) your services have been and will be of special, unique and extraordinary value to the Company. You agree that you will not disclose, divulge, discuss, copy or otherwise use or cause to be used in any manner in competition with, or contrary to the interests of, the Company, the trade secrets and customer lists of and proprietary information regarding the business of the Company and its subsidiaries and affiliates and predecessors.
     (b) You agree that, during your employment with the Company and until the later of: (i) three years after your Separation from Service with the Company or (ii) three years after termination of the Service Period, you will not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, any business then actively being conducted by the Company or any of its subsidiaries or affiliates or any business similar to the businesses then conducted or contemplated to be conducted by the Company or any of its subsidiaries or affiliates.
     (c) You further agree that, during your employment with the Company and until the later of (i) three years after your Separation from Service with the Company or (ii) three years after termination of the Service Period, you will not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or of any of its subsidiaries or affiliates to quit or abandon his or her employ.
     (d) Nothing in this Section 5 will prohibit you from being: (i) a shareholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as you have no active participation in the business of such corporation or other entity.
     (e) In the event you violate any legally enforceable provision of this Agreement as to which there is a specific time period during which you are prohibited from taking certain actions or from engaging in certain activities, as set forth in this

Agreement, then, in such event, the violation shall toll the running of such time period from the date of such violation until the violation ceases.
     (f) You acknowledge that you have carefully considered the nature and extent of the restrictions on you and the rights and remedies conferred on the Company under this Agreement. You further acknowledge and agree that the same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to the Company, do not stifle your inherent skill and experience, would not operate as a bar to your sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to your detriment.
     (g) If, at the time of enforcement of this Section 5, a court holds that the restrictions stated in this Section 5 are unreasonable under circumstances then existing, you and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the court will be allowed to revise the restrictions contained in this Section 5 to cover the maximum period, scope and area permitted by law.
     (h) Nothing in this Section 5 will be deemed to limit or otherwise affect any noncompetition or nonsolicitation or other similar covenant or obligations imposed on you under any other agreement with, or plan or arrangement of, the Company.
     6. Enforcement. Because your services are unique and because you have access to Confidential Information and work project, you agree that the Company would be damaged irreparably in the event any of the provisions of Section 4 or 5 were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company or its successors or assigns will be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any non-performance, breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).
     7. Representations. You represent and warrant to the Company that (a) the execution, delivery and performance of this Agreement by you does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (b) you are not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of you, enforceable in accordance with its terms.
     8. Survival. Subject to any limits on applicability, Sections 4 and 5 will survive and continue in full force in accordance with their terms, notwithstanding any Separation from Service with the Company or the termination of the Service Period.

     9. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested. Any notice to you will be delivered to the last home address on file with the Company, and any notice to the Company should be delivered to:
The J.M. Smucker Company
Strawberry Lane
Orrville, OH 44667-0280
Attention: General Counsel
or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.
     10. Severability. Whenever possible, each provision of this Agreement will be interpreted in a manner as to be effective and valid under applicable law, but, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.
     11. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter in this Agreement and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter in this Agreement in any way.
     12. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and both of which taken together will constitute one and the same agreement.
     13. Successors and Assigns. This Agreement will bind and inure to the benefit of and be enforceable by you, the Company and your or its respective heirs, executors, personal representatives, successors and assigns, except that neither you nor the Company may assign any of your or its rights or delegate any of your or its obligations under this Agreement without the prior written consent of the other party. You consent to the assignment by the Company of all of its rights and obligations in this Agreement to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company in this Agreement.
     14. Choice of Law. This Agreement will be governed by the internal law, and not the laws of conflicts, of the State of Ohio.
     15. Amendment and Waiver. This Agreement may be amended only with the prior written consent of the parties, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

     16. Prohibition on Participation. If under any provision of this Agreement you and your dependents become entitled to receive the benefits provided under the Standard Executive Benefits Package and you are not eligible to participate in any of the plans or programs set forth in the Standard Executive Benefits Package, the Company will reimburse you, on a monthly basis, for any premiums or other fees paid by you to obtain benefits (for you and your dependents) equivalent to the Standard Executive Benefits Package.
     17. Right to Terminate Agreement Upon a Change in Control. Notwithstanding any provision in this Agreement to the contrary, in the event of a Change in Control (as defined from time to time in the Company’s 1998 Equity and Performance Incentive Plan, or any successor to that plan), you will have the right to terminate this Agreement upon 30 days’ written notice to the Company, and upon the Company’s receipt of such notice this Agreement will immediately become null and void and have no further force or effect.
     18. Claims and Administration. The Claims and Administration procedures set out in Appendix II attached hereto are incorporated herein by reference.
     19. No Distributions in Excess of IRC §162(m). Notwithstanding the above provisions, no amount may be distributed pursuant to this Agreement if such amount would not be deductible to the Company under IRC §162(m), as determined by the Board of Directors in its sole discretion, and in accordance with Code §409A and the Treasury regulations promulgated thereunder.
     20. No Distributions in Violation of Securities Laws. Notwithstanding the above provisions, a payment under the Plan may be delayed if the Company reasonably anticipates that the making of such payment will violate Federal securities laws or other applicable law, in the Company’s sole discretion, provided that the payment is made on the earliest at which the Company reasonably anticipates that the making of the payment will not cause such violation.
     If you agree to the terms set forth above, please sign and date a copy of this Agreement below and return it to the undersigned.

Very truly yours,

THE J.M. SMUCKER COMPANY

By: Name:	/s/ Richard K. Smucker Richard K. Smucker
Title:	Executive Chairman and Co-CEO

Accepted and agreed to:

/s/ Timothy P. Smucker Timothy Smucker	Date: December 19, 2008

Appendix I
     The following definitions will apply for purposes of the letter agreement between Timothy Smucker dated May 1, 2002, as amended and restated effective as of January 1, 2005:
     “Board of Directors” or “Board” means the Board of Directors of the Company.
     “Cause” means:
     (i) your willful and continued failure to perform your duties;
     (ii) gross negligence or willful misconduct by you with respect to the Company or any of its subsidiaries or affiliates;
     (iii) your breach of any of the agreements in Section 4 or 5 prior to the end of your employment with the Company; or
     (iv) your conviction of a felony or a crime involving moral turpitude.
     “Company” means The J.M. Smucker Company.
     “Disabled” or “Disability” means the first to occur of the following conditions:
(a)	You are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than 12 months, or

(b)	You are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under any plan covering employees of the Company, or

(c)	You have been determined to be totally disabled by the Social Security Administration.
     “Good Reason” means:
     (v) any material diminution by the Board in your salary;
     (vi) the relocation of the Company’s principal executive offices or the requirement by the Company that you change your principal place of employment to any location that is in excess of 35 miles from your principal place of employment on the date of this Agreement; or

     (vii) any breach by the Company of this Agreement that is material and that is not cured within 30 days after written notice to the Company from you.
     “Separation from Service” or “Separate(d) from Service” means a separation from service as defined in IRC §409A, which IRC §409A is incorporated herein by reference, and includes, without limitation, your separation from service with the Company, and related companies, if you die, retire or otherwise have a termination of employment with the Company. However, for purposes of this paragraph, the employment relationship is treated as continuing intact while you are on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as you retain a right to reemployment with the Company under an applicable statute or by contract. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.
     “Service Period” means the three-year period beginning on the date of your Separation from Service and ending on its third anniversary date.
     “Specified Employee” refers to an individual defined in IRC §416(i) without regard to paragraph (5) of that Section, as of the date of the individual’s Separation from Service determined as provided in Treasury Regulation §1.409A-1(i).

Appendix II
     (a) Plan Administrative Committee. The Executive Compensation Committee of the Board of Directors, or its designee, will be the Plan Administrator under this Agreement.
     (b) Definitions. The following definitions apply for purposes of these Claims Procedures:
     (i) “Adverse Benefit Determination” is any of the following: a denial, reduction or termination of, or a failure to provide or make payment (in whole or in part) for a benefit.
     (ii) “Claimant” is you or your beneficiary who files a claim under this Agreement.
     (c) Filing Claims. A Claimant must file a written claim for benefits under the Agreement with the Plan Administrator in accordance with the terms of the applicable Plan and federal law. The written claim will be made on such form(s) as may be prescribed from time to time by the Plan Administrator and will include such information as requested on the claims form.
     (d) Claim Notifications.
     (i) Time for Providing Notification. The Plan Administrator will furnish notice of its benefit determinations under the Agreement in accordance with the following provisions. For purposes of determining the time periods specified below, the period of time within which a benefit determination is required to be made will begin at the time the claim is filed in accordance with the Agreement’s procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event a period of time to provide notification is extended due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination will be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information. A Claimant may also voluntarily agree to provide the Plan Administrator additional time within which to make a decision on a claim beyond the time limits specified below.
The Plan Administrator will notify the Claimant of its benefit determination within a reasonable period of time, but not later than 90 days after receipt of the claim. This period may be extended one time by the Plan Administrator for up to 90 days if the Plan Administrator determines that the extension is necessary due to special circumstances and notifies the Claimant, prior to the expiration of the initial 90-day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision. This date will be not later than 180 days after receipt of the claim.

     (ii) Manner and Content of Notification of Benefit Determination. The Plan Administrator will provide a Claimant with written or electronic notification of any Adverse Benefit Determination. The notification will include the following:
     (A) The specific reason(s) for the Adverse Benefit Determination;
     (B) Reference to the specific Agreement provisions on which the determination is based;
     (C) A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
     (D) A description of the Agreement’s review procedures in accordance with the terms of this Agreement and the time limits applicable to such procedures (including the address to which appeals should be mailed), including a statement of the Claimant’s right to bring a civil action following an Adverse Benefit Determination on review.
     (e) Appeal of Adverse Benefit Determination.
     (i) Review Procedures. If a Claimant is notified of an Adverse Benefit Determination, the Claimant or his authorized representative may make a written request for review of the determination by submitting such request to the Plan Administrator within 60 days after notification of the Adverse Benefit Determination.
A Claimant’s written request for review will be forwarded by the Plan Administrator to the Board of Directors of the Company (other than you and other than the members of the Executive Compensation Committee of the Company) for a full and fair review. No individual will review a claim who reviewed the Claimant’s initial claim for benefits, or who is a subordinate of such individual. The Claimant will be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The Claimant will also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The Board of Directors will conduct its review without deference to the initial benefit determination and taking into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     (ii) Timing of Notification of Benefit Determination on Review. The Plan Administrator, or its delegatee, will notify a Claimant of the Plan’s benefit determination on review as follows: For purposes of determining the time periods specified below, the period of time within which a benefit determination on review is required to be made will begin at the time an appeal is filed in accordance with the Agreement’s procedures, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing.
The Plan Administrator will notify the Claimant of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt by the Plan Administrator of the Claimant’s request for review of an Adverse Benefit Determination or within 120 days if special circumstances require more time and the Plan Administrator, or its delegatee, informs the Claimant within the initial 60 day period of the reason for the delay and the date the Claimant can expect to receive notification of benefit determination on review.
     (f) Authorized Representative. A Claimant is permitted to designate an authorized representative to act on behalf of a Claimant with respect to a benefit claim or appeal of an Adverse Benefit Determination. Designation of an authorized representative must be made in writing on such form as the Plan Administrator will provide from time to time and must be signed by the Claimant. If a Claimant designates an authorized representative to act on his behalf as provided above, the Plan Administrator will direct all information and notifications to which the Claimant is otherwise entitled to the authorized representative with respect to the aspect of the claim for which the representative is designated (for example, initial determination, request for documents, appeal, etc.), unless the Claimant directs otherwise.
     (g) Record Retention. The Plan Administrator will maintain records and other relevant documents adequate to demonstrate compliance with the Agreement’s Claims Procedures and processes and to verify appropriately consistent decision-making with respect to initial benefit determinations and review of Adverse Benefit Determinations.